Exhibit 99.1

Phio Pharmaceuticals Announces Dosing of First

Patient in Collaborative Clinical Trial with AgonOx, Inc.

and Providence Cancer Institute

Trial targeting treatment of metastatic melanoma and other solid tumors

MARLBOROUGH, MA., August 21, 2023 (Globe Newswire) —Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today announced that its clinical development partners, AgonOx, Inc. and Providence Cancer Institute of Oregon, have dosed their first patient in an Adoptive Cell Therapy clinical trial.

This first-in-human trial is investigating the safety and the potential for enhanced therapeutic benefit from the administration of AgonOx’s AGX148 'double positive' (DP) CD8 tumor-infiltrating lymphocytes (TIL) alone and in combination with Phio's PD-1 silencing PH-762 in patients with melanoma and other advanced solid tumors. More information about this clinical trial is available at clinicaltrials.gov. The clinical trial is one of two studies cleared by the FDA which will utilize Phio’s lead product candidate, PH-762.

The trial is being conducted at Providence Cancer Institute in Portland, Oregon, by Principal Investigator Brendan Curti, M.D., medical oncologist and Robert W. Franz Endowed Chair for Clinical Research at the Earle A. Chiles Research Institute, a division of Providence. “Our institute has been at the leading edge of immunotherapy clinical research including checkpoint immunotherapy, novel co-stimulatory agents and cancer vaccines,” said Dr. Curti. “Our vision of the future is to select and engineer immune cells with enhanced abilities to attack tumors. We have a strong record of accomplishment in translating laboratory ideas into clinical practice. The work with Dr. Weinberg is another example of exciting first-in-human translational science from our Institute and its many ongoing collaborations.”

“TIL therapies hold the promise of clinical benefit in patients with solid malignancies. This product is different from current TIL therapies as we are selectively expanding the tumor-reactive T cells and potentially increasing their potency by reducing PD-1 suppression,” said Andrew Weinberg, Ph.D., Founder and CSO of AgonOx, Inc., and Judith Ann Hartmann Endowed Chair for the Laboratory of Basic Immunology at the Earle A. Chiles Research Institute.

“This is an important collaborative milestone between these organizations in the advancement of treatments for solid tumors,” said Robert Bitterman, President and CEO of Phio Pharmaceuticals.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

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About AgonOx, Inc.

AgonOx, Inc. is a privately held, Portland, OR-based biotechnology company. The company was the first to identify and expand tumor-reactive T cells using CD39 and CD103 (DP) CD8s. A patented process that can also be used to identify tumor-reactive TCRs. AgonOx is also developing a pipeline of novel immunotherapy drugs targeting key regulators of the immune response to cancer. For additional information, visit the company's website, www.agonox.com.

About Providence Cancer Institute of Oregon

Providence Cancer Institute of Oregon, a part of Providence St. Joseph Health, offers the latest in cancer services, including diagnosis, treatment, prevention, education and support. Providence is home to the Earle A. Chiles Research Institute, an internationally renowned leader in the field of cancer immunotherapy since 1993, where investigators lead numerous clinical trials for patients with cancers of the breast, colon, prostate, lung, esophagus, liver, pancreas, head and neck, ovary, skin, blood and other conditions. Learn more at Providence.org/ORcancer.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Examples of forward-looking statements include statements regarding the timing of the clinical trial with AGX148 DP TIL alone and in combination with PH-762, as well as the progress of, and data reported from, this clinical trial and the therapeutic potential of AG148 DP TIL alone or in combination with PH-762. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Caitlin Kontulis

ir@phiopharma.com

Bridge View Media

Michael Adams

adams@bridgeviewmedia.com

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